Exhibit 99.1

Contacts:

Susan M. Kanaya	Burns McClellan
Senior Vice President, Finance and	Media Inquiries
Chief Financial Officer or	Justin Jackson
Markus J. Cappel, Ph.D.	212-213-0006
Chief Business Officer	jjackson@burnsmc.com
650-210-2900
investor@chemocentryx.com

ChemoCentryx Announces Financial Results for the Quarter Ended September 30, 2012

Company Provides Updates on the Development Plan for its Lead Independent

Development Program Focused on CCR2 Inhibitors

MOUNTAIN VIEW, Calif., November 13, 2012 – ChemoCentryx, Inc. (NASDAQ:CCXI) announced today its financial results for the three and nine months ended September 30, 2012. The Company reported a net loss of $10.1 million for the quarter ended September 30, 2012, compared to a net loss of $8.7 million during the same quarter in 2011. Cash, cash equivalents and investments totaled $128.2 million at September 30, 2012, compared to $96.1 million at December 31, 2011. The Company further announced updates on the development plan for its lead independent drug candidate, CCX140.

CCX140, the Company’s most advanced CCR2 inhibitor, is currently in Phase II clinical development in patients with diabetic nephropathy. The ongoing Phase II clinical trial has an adaptive trial design with an enrollment target of 135 to 270 patients. Today the Company announced the successful completion of enrollment of the baseline135 patients in the study. In addition the Company has announced that it plans to expand the study to enroll up to 270 patients, as allowed in the study protocol, and it may amend the trial to extend dosing for up to 52 weeks.

The decisions are based on the growing body of preclinical data supporting the role for CCR2 inhibition in the treatment of chronic kidney disease, and assessments by the independent data monitoring committee (IDMC). The IDMC evaluated safety, laboratory, and certain clinical parameters as factors that the Company used in its consideration to extend dosing to 52 weeks.

Data from a 12-week analysis of this trial are anticipated in 2013. The 12-week data set will primarily examine effects of the drug on proteinuria and hemoglobin A1c (HbA1c), the latter of which was significantly improved in diabetics receiving CCX140 in a previous Phase IIa clinical trial. Subsequent 52 week data are intended to assess other potential benefits of CCX140 on kidney function including improvements in glomerular filtration rate (GFR), an index of kidney health that is known to require longer times than reductions in proteinuria to show a therapeutic effect. In addition, the Company is broadening its CCR2 inhibitor franchise with CCX872, the Company’s next-generation CCR2 drug candidate, which is expected to initiate a first-in-human Phase I clinical trial in the fourth quarter 2012.

“We achieved considerable clinical progress in our independent programs in the past quarter, while judiciously conserving our substantial financial runway,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer, ChemoCentryx. “Through the expansion of the number of patients in our CCX140 Phase II trial in diabetic nephropathy as anticipated in the study protocol, we believe this will allow us to maximize the statistical power of the study and enhance the safety database around this important experimental medicine. We also expect additional key milestones throughout the coming year, including those from partnered programs.”

Additional milestones anticipated in 2013 include:

•

The Company’s most advanced drug candidate, vercirnon (Traficet-EN, CCX282 or GSK’786), a CCR9 inhibitor is currently in four registrational Phase III clinical trials being conducted by partner GlaxoSmithKline (GSK), including a pivotal induction study (“SHIELD-1”) assessing the response in patients with Crohn’s disease, which is on track to report data in 2013.

•

CCX168, a complement 5a receptor antagonist, is currently in a Phase II proof-of-concept clinical trial for the treatment of anti-neutrophil cytoplasmic antibody, or ANCA-associated vasculitis, or AAV. CCX168 is subject to GSK’s option decision, anticipated in 2013.

Selected Three and Nine Month 2012 Financial Results for Periods Ended September 30, 2012

Revenues for the three and nine months ended September 30, 2012 were $1.1 million and $3.3 million, compared to $1.4 million and $5.6 million for the same periods in 2011. The decreases in revenues from 2011 to 2012 for the three- and nine-month periods were primarily due to lower funding of clinical support from GSK for CCX354 and CCX168 partially offset by a slight increase in revenue relating to the upfront payment from GSK following our decision not to advance CCX832, thereby shortening the estimated term of our remaining performance obligation.

Research and development expenses for three and nine months ended September 30, 2012 were $8.7 million and $25.3 million compared to $8.3 million and $22.9 million for the same periods in 2011. The increases from 2011 to 2012 for the three and nine month periods were primarily due to an increase in expenses relating to patient enrollment in our CCX140 Phase II trials in diabetic nephropathy and an increase in expenses associated with advancing our independent next-generation drug candidates into the clinic. These increases were partially offset by a decrease in expense associated with the completion of our Phase II clinical trial of CCX354 in rheumatoid arthritis in 2011 and the subsequent transfer of CCX354 to GSK following GSK’s exercise of its option to CCX354 in November 2011.

General and administrative expenses for the quarter and nine months ended September 30, 2012 were $2.6 million and $7.7 million compared to $1.8 million and $5.7 million for the comparable periods in 2011. The increases from 2011 to 2012 for both the three and nine month period were primarily due to increased stock based compensation expense for 2012 stock option grants in addition to higher professional service fees relating to fulfilling our obligations as a public company.

Cash, cash equivalents and investments totaled $128.2 million at September 30, 2012.

About ChemoCentryx

ChemoCentryx, Inc. is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing orally-administered therapeutics that target the chemokine and chemoattractant systems in order to treat autoimmune diseases, inflammatory disorders and cancer. The chemokine system is a biological network that regulates inflammation via a collection of secreted chemokine molecules, or ligands, and their specific cell surface receptors. Based on its proprietary drug discovery and drug development platform, ChemoCentryx has generated multiple clinical and preclinical-stage programs, each targeting distinct chemokine and chemoattractant receptors with different small molecule compounds. The Company’s most advanced drug candidate, vercirnon (also known as Traficet-EN, CCX282 or GSK1605786), a specific CCR9 inhibitor, completed a multi-national clinical trial, called PROTECT-1, in patients with moderate-to-severe Crohn’s disease, where it demonstrated the ability to induce a clinical response and to maintain clinical remission, and is now in Phase III clinical development. The Company’s lead independent drug candidate, CCX140, a CCR2 inhibitor, has been shown to be safe and well tolerated while demonstrating clinical activity on glycemic indices in a Phase II clinical trial in type 2 diabetics, and is now in Phase II clinical development for the treatment of diabetic nephropathy. Other clinical programs include CCX354 (also known as GSK2941266), a CCR1 inhibitor which successfully completed a Phase II clinical trial for the treatment of rheumatoid arthritis, and CCX168, a C5aR inhibitor in Phase II clinical development for the treatment of anti-neutrophil cytoplasmic antibody (ANCA)-associated vasculitis. ChemoCentryx also has several programs in advanced preclinical development.

Forward-Looking Statements

ChemoCentryx cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential” or “continue” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations and include the Company’s statements regarding its expectations as to when GSK will report data or make its option decision. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risk and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the Securities and Exchange Commission (“SEC”), including ChemoCentryx’s Annual Report on Form 10-K for the year ended December 31, 2011, which is available from the SEC’s website (www.sec.gov) and on ChemoCentryx’s website (www.ChemoCentryx.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

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CCXI - G

Source: ChemoCentryx, Inc.

ChemoCentryx, Inc.

Consolidated Statement of Operations Data

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Consolidated Statement of Operations Data:
Revenues:
Collaborative research and development revenue from related party	$1,128	$1,441	$3,274	$5,621

Total revenues:	1,128	1,441	3,274	5,621
Operating expenses:
Research and development	8,746	8,321	25,349	22,914
General and administrative	2,619	1,772	7,654	5,721

Total operating expenses	11,365	10,093	33,003	28,635
Loss from operations	(10,237)	(8,652)	(29,729)	(23,014)
Interest income	141	95	411	319
Interest expense	(20)	(117)	(776)	(170)
Other Income	—	16	—	16

Net loss	$(10,116)	$(8,658)	$(30,094)	$(22,849)

Basic and diluted net loss per share	$(0.28)	$(2.06)	$(0.86)	$(5.49)

Shares used to compute basic and diluted net loss per share	36,180,340	4,200,808	35,116,797	4,162,309

	September 30, 2012	December 31, 2011
	(in thousands)
Consolidated Balance Sheet Data
Cash, cash equivalents and investments	$128,245	$96,086
Working capital	114,886	81,962
Total assets	130,644	101,551
Non-current equipment financing obligations	523	947
Accumulated deficit	(124,392)	(94,298)
Total stockholders’ equity	118,005	75,997